Page 1 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 INCENTIVE COMPENSATION CLAWBACK POLICY OF CUSTOMERS BANCORP, INC. Pursuant to Exchange Act Rule 10D-1 and Section 303A.14 of the NYSE Listed Company Manual Effective Date. October 1, 2023 1. Background. Exchange Act Rule 10D-1 requires national securities exchanges to establish listing standards that require listed companies to develop and implement a clawback policy providing for recovery of incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. In accordance with Exchange Act Rule 10D-1, the New York Stock Exchange (“NYSE”) amended its Listed Company Manual to include a new Section 303A.14 (together with Exchange Act Rule 10D-1, the “Rules”). Under the Rules, a listed issuer is required to develop and implement a clawback policy that provides for the recovery of incentive-based compensation from current or former executive officers in the event the issuer is required to prepare an accounting restatement. The recoverable amount is the difference between the amount actually received by the executive and the amount that would have been received based on the restated amount. The policy must provide for recovery of any erroneously awarded compensation received during the three completed fiscal years immediately preceding the date the issuer is required to prepare the accounting restatement. The Rules also require disclosure of the policy in accordance with Commission rules, including providing the information in tagged data format. In accordance with the Rules, the Board of Directors (the “Board”) of Customers Bancorp, Inc. (together with its affiliates, the “Company”) has adopted this Incentive Compensation Clawback Policy (“Policy”). 2. Definitions. Unless the context otherwise requires, the following definitions apply for purposes of this Policy: • Code. The “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation. • Commission. The “Commission” shall mean the United States Securities and Exchange Commission. • Committee. The “Committee” shall mean the Leadership Development and Compensation Committee of the Board. • Executive Officer. An “executive officer” is any officer who is or was one of the Company’s Section 16 filers, determined pursuant to Rule 16a-1(f) under the Exchange Act, and, for the

Page 2 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 avoidance of doubt, any executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K. • Financial reporting measures. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (“TSR”) are also “financial reporting measures”. A “financial reporting measure” need not be presented within the financial statements or included in a filing with the Commission and include both GAAP and non-GAAP financial measures, including stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR). 3. Incentive-Based Compensation. This Policy only applies to incentive-based compensation. “Incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Awards based solely on continued employment are not “Incentive-based compensation” and are therefore not subject to clawback under this Policy. 4. Recovery of Erroneously Awarded Incentive-based Compensation. The Company will recover reasonably promptly the amount of erroneously awarded Incentive-based Compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Erroneous payments must be recovered even if there was no misconduct or failure of oversight on the part an individual executive officer. The Company’s obligation to recover erroneously awarded Incentive-based Compensation is not dependent on the filing of restated financial statements. Examples of Non-Incentive Based Compensation. Examples of compensation that do not meet the definition of “incentive-based compensation” for purposes of the Rules include, but are not limited to: • salaries; • bonuses paid solely at the discretion of the compensation committee or the board of directors that are not paid from a “bonus pool” that is determined by achieving a financial reporting measure; • bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; • non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., opening a specified number of stores, completion of a project, increase in market share); and • equity awards for which the grant is not contingent upon achieving any financial reporting measure and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures (e.g., discretionary grants of time-vesting restricted stock, restricted stock units or stock options).

Page 3 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 This policy applies to all Incentive-based Compensation received: • by a person after beginning service as an executive officer; • who served as an executive officer at any time during the performance period for that Incentive- based Compensation; • while the Company has a class of securities listed on a national securities exchange; and • during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement (and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years). This Policy applies to former executive officers who are no longer serving at the time the clawback is required. However, this Policy does not require recovery of Incentive-based Compensation in circumstances where (i) the compensation was received by a person before beginning service as an executive officer or (ii) if that person did not serve as an executive officer at any time during the three-year lookback period to which the Rules apply. 5. Amount to be Recovered. The amount of Incentive-based Compensation subject to recovery under this Policy is the amount of Incentive-based Compensation received that exceeds the amount of Incentive- based Compensation that otherwise would have been received had it been determined based on the restated amounts in the accounting restatement. The amount to be recovered must be calculated without any regard to any taxes paid by the Company or the executive officer or otherwise. Compensation Based on Stock Price or Total Shareholder Return. For Incentive-based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: 1. The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive-based Compensation was received; and 2. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE upon request.

Page 4 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 6. When Incentive-based Compensation Is “Received.” For purposes of this Policy, Incentive- based Compensation will be deemed “received” in the fiscal period during which the financial reporting measure is attained, even if the payment or grant occurs after the end of that period. The date the compensation is “received” depends upon the terms of the award. 7. Covered Accounting Restatements. This Policy is triggered by an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including both “Big R” and “little r” restatements. A “Big R” restatement occurs when a company is required to prepare an accounting restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statements. A “Big R” restatement requires the company to file an Item 4.02 Form 8-K and to amend its filings promptly to restate the previously issued financial statements. By contrast, a “little r” restatement corrects an error that would result in a material misstatement if the error was not corrected in the current period or was corrected in the current period and generally does not require Form 8-K filing. For example: • If the grant of an award is based on satisfaction of a financial reporting measure, the award will be deemed received in the fiscal period when that measure was satisfied; • A non-equity incentive plan award will be deemed received in the fiscal year that the executive officer earns the award based on satisfaction of the relevant financial reporting measure, rather than a subsequent date on which the award was paid; and • A cash award earned upon satisfaction of a financial reporting measure will be deemed received in the fiscal period when that measure is satisfied. SEC-Provided Example. The SEC provides the following example of a “little r” restatement: Assume that an improper expense accrual (such as an overstated liability) has built up over five years at $20 per year. Upon identification of the error in year five, the company evaluated the misstatement as being immaterial to the financial statements in years one through four (at only $20 per year). To correct the overstated liability in year five, a $100 credit to the statement of comprehensive income would be necessary, and $80 of this credit would relate to the previously issued financial statements for years one through four. During the preparation of its annual financial statements for year five, the company determines that, although a $20 annual misstatement of expense would not be material to year five, the adjustment to correct the $80 cumulative error from previously issued financial statements would be material to comprehensive income for year five. Accordingly, instead of correcting the full $100 error in year five (which would result in a “material misstatement if the error … was corrected in the current period”) or not correcting the error at all (which would result in a “material misstatement if the error was not corrected in the current period”), the company must correct the financial statements for years one through four to the extent they appear in the current filing for year five.

Page 5 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 8. Determination of Date that Recovery is Required. For purposes of this Policy, the date that the Company is “required to prepare an accounting restatement” (as described above) is the earlier to occur of: a. The date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described above; or b. The date that a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described above. 9. Indemnification or Reimbursement Prohibited. The Company is prohibited from indemnifying or reimbursing any executive officer or former executive officer against the loss of erroneously awarded compensation. The Company is also prohibited from paying the premiums on an insurance policy that would cover an executive officer’s potential clawback obligations. In addition, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an executive officer from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy). 10. Exceptions to Recovery Obligation. The Company’s obligations to recover compensation under this Policy are subject only to the following limited instances in which and the Committee (or, if the Committee is not then comprised solely of independent directors, another committee of the Board comprised of independent directors or a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable and one of the following three conditions applies: a. pursuing such recovery would be impracticable because the direct expenses paid to a third party to assist in enforcing the Policy would exceed the recoverable amounts and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the NYSE; or b. recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of the Code. 11. Disclosure Requirements. Rule 10D-1 requires both regular periodic disclosures and ad hoc disclosures. Periodic Disclosure Obligations. The Company will: a. file the Company’s written clawback policies as exhibits to the Company’s annual reports on Form 10-K; b. indicate by check boxes on the cover page of the Company’s annual reports on Form 10-K whether the financial statements included in the filings reflect a correction of an error to previously issued financial statements and whether any of those error corrections are restatements requiring a recovery analysis of incentive-based compensation under the Company’s clawback policies; and c. disclose how the Company has applied its clawback policies during or after the last completed fiscal year.

Page 6 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 Disclosure of Policy Implementation. If at any time during or after its last completed fiscal year the Company was required to prepare an accounting restatement that triggered a clawback under this Policy, or if there was an outstanding balance of such compensation to be recovered as of the end of the last completed fiscal year from the application of this Policy to a prior restatement, the Company will disclose and tag using Inline eXtensible Business Reporting Language the following information: a. The date on which the Company was required to prepare an accounting restatement and the aggregate dollar amount of erroneously awarded compensation attributable to such accounting restatement (including an analysis of how the recoverable amount was calculated); i. If the amount has not yet been determined, then the Company will also disclose that fact, explain the reasons and disclose the amount and related disclosures in the next filing that is subject to the disclosure requirements; ii. If the financial reporting measure related to a stock price or TSR metric, then the Company will also disclose the estimates that were used to determine the amount of erroneously awarded compensation attributable to such accounting restatement, and an explanation of the methodology used for such estimates; b. The aggregate dollar amount of erroneously awarded compensation that was erroneously awarded to all current and former named executive officers that remains outstanding at the end of its last completed fiscal year; c. For each current and former named executive officer from whom, as of the end of the last completed fiscal year, erroneously awarded compensation had been outstanding for 180 days or longer since the date the Company determined the amount owed, the Company will disclose the dollar amount outstanding due from each such individual; and d. If recovery would be impracticable, for each current and former named executive officer and for all other current and former executive officers as a group, then the Company will disclose the amount of recovery forgone and briefly describe the reason that the Company decided not to pursue recovery. The Company will also incorporate any recoupment of compensation into the amounts shown for such year in the Summary Compensation Table of the Company’s Proxy Statement by subtracting the amount recovered from the amounts reported in the Summary Compensation Table for that year and quantify the amount recovered in a footnote. Disclosure of Policy Exceptions. If, at any time during or after its last completed fiscal year, the Company was required to prepare an accounting restatement, and the Company concluded that recovery of erroneously awarded compensation was not required pursuant to this policy, then the Company will briefly explain why application of the recovery policy resulted in that conclusion. 12. Effect on Existing Clawback Rules and Other Policies. The Company’s chief executive officers (CEOs) and chief financial officers (CFOs) remain subject to the clawback provisions of the Sarbanes- Note: If an amount is properly determined to be not recoverable due to impracticality, such amount will not be considered to be outstanding at the last fiscal year for purposes of the disclosure requirements described above.

Page 7 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 Oxley Act of 2002 (SOX), which provide that if a company is required to prepare an accounting restatement because of “misconduct,” the CEO and CFO are required to reimburse the company for any incentive or equity-based compensation and profits from selling company securities received during the year following issuance of the inaccurate financial statements. To the extent that the Dodd-Frank clawback policy and SOX cover the same recoverable compensation, the CEO or CFO would not be subject to duplicative reimbursement. Recovery under the Rules will not preclude recovery under SOX to the extent any applicable amounts have not been reimbursed to the Company. In addition to this Policy, the Company may adopt other clawback policies, and may include clawback provisions in such other employment, grant or compensation agreements, which may be applicable to such compensation and to such directors, officers and employees as the Company may determine from time to time, provided that they not subject such persons to duplicative reimbursement. 13. Administration. This Policy shall be administered by the Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Rules and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and executive officers, and need not be uniform with respect to each person covered by this Policy. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board (in the event the Committee is not the Board) or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law and the Rules, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Committee with respect to an executive officer under this Policy in no way limits the Committee’s decision to act or not to act with respect to any other executive officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any executive officer other than as set forth in this Policy. In the event of an accounting restatement, the method for recouping erroneously awarded compensation shall be determined by the Committee in its sole and absolute discretion, subject to the requirements of the Rules. In no event, however, may the Committee agree to accept an amount that is less than the amount of erroneously awarded compensation in satisfaction of an executive officer’s obligations hereunder. The Company shall promptly notify the affected executive officer with a written notice containing the amount of any erroneously awarded compensation and a demand for repayment or return of such compensation, as applicable. Recovery may include, without limitation: (i) reimbursement of all or a portion of any incentive compensation award; (ii) cancellation of incentive compensation awards; and (iii) any other method authorized by applicable law or contract. To the extent that an executive officer fails to repay all erroneously awarded compensation to the Company when due, the Company, at the direction of the Committee, shall take all actions reasonable and appropriate to recover such erroneously awarded compensation from the applicable executive officer. The applicable executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred

Page 8 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 (including legal fees) by the Company in recovering such erroneously awarded compensation in accordance with the immediately preceding sentence. 14. Amendment and Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Rules or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the Commission or the Rules. 15. Effective Date. This Policy shall be effective as of October 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-based Compensation that is received by executive officers on or after October 2, 2023, even if such Incentive-based Compensation was approved, awarded or granted to an executive officer prior to such date. 16. Executive Office Acknowledgment. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an executive officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the executive officer to abide by the terms of this Policy. Each executive officer subject to this Policy shall sign and return to the Company within fifteen (15) calendar days following the later of (i) the Effective Date or (ii) the date such individual becomes an executive officer subject to this Policy, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the executive officer agrees to be bound by, and to comply with, the terms and conditions of this Policy. 17. Binding Effect. This Policy is binding and enforceable against the executive officers and their beneficiaries, heirs, executors, administrators or other legal representatives. 18. Available Cure Period. NYSE has adopted a discretionary cure period if a listed company fails to adopt a recovery policy by the required date or the policy is found not to be in compliance with the Rules. The NYSE may allow a listed company that fails to comply with the requirements of the listing standards an initial six-month period to cure the deficiency. If the deficiency is not cured by the end of the six-month period, the NYSE may allow an additional six months to cure the deficiency; however, the NYSE may decide in its sole discretion (1) not to afford a listed issuer any initial cure period, or (2) at any time during such cure period, to truncate the cure period and immediately commence suspension and delisting procedures. What is the notification process for failure to comply with a clawback requirement? • If a company fails to comply with any clawback requirement, it must notify the NYSE within five days. • When the NYSE determines a failure has occurred, the NYSE will promptly notify the company. How long does the company have to issue a press release? • Within five days of receiving notice from the NYSE, the company must issue a press release disclosing the failure to comply. • The press release must disclose the reason for the failure and, if known, the anticipated date by which the failure will be cured.

Page 9 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 Is a plan to regain compliance with listing standards required? • Within five days of notification from the NYSE, the company must contact the NYSE to discuss the status of curing the failure. How long does the company have to cure the failure? • During a period of up to six months from the date of the failure, the NYSE will monitor the company’s status of curing the failure. The NYSE, in its sole discretion, may impose a shorter cure period or allow no cure period at all and commence immediate suspension and delisting procedures. Can the exchange grant an extension to cure the failure? • If the company fails to cure within the initial cure period, the NYSE may, in its sole discretion, allow the company’s securities to be traded for up to an additional six-month period before commencing the suspension and delisting procedures. Can the decision of the exchange be appealed? • No appeals process is outlined.

Page 10 of 10 Incentive Compensation Clawback Policy Approved 11-15-2023 Exhibit A CUSTOMERS BANCORP, INC. INCENTIVE COMPENSATION CLAWBACK POLICY ACKNOWLEDGEMENT FORM By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Customers Bancorp, Inc. (the “Company”) Incentive Compensation Clawback Policy (the “Policy”). By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded compensation (as described in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy, notwithstanding any other agreement to the contrary. EXECUTIVE OFFICER Signature: ___________________________________ Print Name: __________________________________ Date: _______________________________________